UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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Central Vermont Public Service Corporation
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The following is an e-mail distributed to Central Vermont Public Service Corporation’s employees on August 16, 2011.

Fellow Employees:

Work on the acquisition by Gaz Métro and merger with GMP is continuing. The definitive proxy statement to shareholders is nearing completion with a shareholder vote planned for late September. There is also quite a bit of work finalizing the regulatory petition and supporting testimony, which is slated to be filed with the Vermont Public Service Board within the next week or so.

In the meantime, I wanted to give you a brief update on the expected integration timeline, and provide answers to the latest batch of questions we’ve received from employees.  In some cases we’ve combined similar questions to avoid redundancies.  If you have other questions about the merger, please forward them to Christine Rivers or ask your supervisor to pass them along as they arise.

We continue to receive and welcome your important questions, which I have no doubt are shared by many of your co-workers.

Once again, I ask that you stay focused on your job, safety, and continuing to provide excellent service to our customers.  Thank you.

Larry Reilly
President and CEO

TIMELINE:

There are three distinct time periods related to the merger and the integration of the two companies:

1.
Phase 1: From now until the CVPS Shareholder vote approving the acquisition.  We expect the CVPS shareholder vote to occur in late September.  The shareholder vote is a necessary step in the overall approval process.  Based on the premium for shareholders, we are optimistic about the outcome of the vote.

a.
During this time the activities between the two companies will be limited mostly to communications with employees and other key stakeholders as well as preparing the regulatory filings that will be submitted to the Vermont Public Service Board and other regulators asking for approval of the merger.

b.	CVPS and GMP are working to provide clear communications related to the merger as well as fielding questions from employees and others and responding to them in the form of Q-and-As.
c.
CVPS and GMP are also putting together preliminary plans for how we will organize and operate the integration process.  This includes identifying teams focused on different areas of the two companies’ operations such as finance, distribution, the control center, call center, etc.  We have not gotten to the point yet where we are putting names into the integration plan, but it is likely that a large number of CVPS and GMP employees will directly participate.

2.	Phase 2: Between CVPS Shareholder vote (September) and final closing of the acquisition by Gaz Métro, which is expected to occur during the first half of 2012.
a.	During this period we will launch the integration process with members of both CVPS and GMP who represent the many functions and departments within the two companies.
b.
The integration teams will create baseline measurements (people, equipment, budgets, performance metrics, etc.) of the two, separate companies.  From these baselines we will generate ideas and opportunities for how to merge into one company and find cost savings for customers as we do it.  It is during Phase 2 that we will collect data, analyze it and make plans for how to merge the companies together.  These plans will go into effect once we begin Phase 3.

3.	Phase 3: Begins the day after the closing.
a.	During this period, the integration teams will be working to execute the plans created in Phase 2.
b.	We currently expect that the actual merger of CVPS and GMP will occur several months into Phase 3.
c.
Most aspects of the two companies will see some activity related to merging the operations together.  Some departments will move quickly and others will move more slowly.  The most important goal will be to maintain high-quality operations and service for all 250,000 customers of the new, combined company while we are working to merge into a single company.

d.	Phase 3 will take five to seven years to complete based on what we know today, so employees and customers will be seeing ongoing integration work for quite some time.

EMPLOYEE QUESTIONS

1.	Since Mary Powell will be the president of the new organization formed by the merger, what can you tell us about Mary, her background and career?

Mary Powell became Green Mountain Power’s president and CEO and joined the GMP board of directors in August 2008.  Her focus has been on building and leveraging a strong technology platform, fostering a lighter environmental footprint, and crafting an energy strategy to deliver low cost, low carbon and highly reliable power to customers.  Mary joined GMP in 1998 after experience as a small business owner and in business management at the executive level in the public and private sectors, and she played the lead role in GMP’s reorganization.  In February 2004, Mary was recognized by “Fast Company” magazine as one of the top 50 business leaders in the United States for her role in leading GMP from the a difficult financial standing to a reinvented model for utilities.  To help employees get to know Mary better, we’ll include a lengthy interview with Mary in a coming edition of the employee newsletter.

2.
A recent article about the 2011 National Guard Military Women’s Workshop, at which Mary Powell will be a speaker, referred to her as the CEO for Vermont Green Mountain Power. Does this mean that the new merged company’s name has been selected?

No.  Mary has said the words “Green Mountain” will be in the name of the new company, but beyond that, no decisions have been made.  The company’s name will be announced to employees and the general public promptly once a decision is made, but management has not focused on that issue yet given the extensive work that is ongoing to gain shareholder and regulatory approval of the sale.

3.	You’ve said no one will be forced to relocate, but it doesn’t seem like an effective business strategy to have people in two locations doing the same work.

On the contrary, we believe that having employees in diverse locations can provide significant benefits in some instances.  For example, having customer care reps in both the northern and southern parts of the state would allow them to “specialize” in serving customers close to home.  In that way, people who understand the local issues, customers and geography can provide better service.  Beyond that, given the extensive reach of modern communications, we expect to leverage technology and allow some groups to work together “virtually” if necessary.  Management of both companies is dedicated to their commitments not to use layoffs or forced relocations to achieve expected merger savings.

CVPS and GMP already effectively manage coordinated teams of people serving our customers from different locations. Having employees in diverse locations has many advantages, including proximity to the customer. Beyond that, given the extensive reach of modern communications, we expect to leverage technology to allow groups to work effectively together using various forms of communication to stay connected. Already both companies have telecommuters and employees with managers at different locations which require creative solutions to keep the communication lines open and sense of team in effect. We will simply apply what we know works to the new teams as we build them.

4.	What can you tell us about the office of energy innovation?

This office will be focused on keeping our merged company on the forefront of energy technologies and ideas to benefit our customers.  For starters, the office will play a key role in developing the Solar City project in Rutland, both in terms of defining what that will mean for the region, and working internally and with local leaders, customers and businesses to achieve specific goals. This office will also be involved in hastening the spread of renewable energy within our service territory, introducing and expanding newer technology like air- and ground-source heat pumps and electric vehicles, and “reinventing” the electric grid by finding new ways to incorporate and make efficient use of more distributed generation.  In addition, Mary Powell has a vision to help Rutland become an incubator for small energy and innovation companies, and this office will play a role in that as well.  We’ll ask Mary about this specifically in the interview mentioned above. More details on the Headquarters for Operations and Energy Innovation will be provided in the months ahead as the transition team works through the issues.

5.	Which regulatory approval will take the longest? What is driving the six- to 12-month window?

Because this sale most directly affects our 160,000 customers and GMP’s 90,000 customers, the review by the Vermont Public Service Board is expected to be the most detailed and extensive.  As one might imagine, the regulatory review will look at all aspects of the merger to ensure customers of both companies are treated fairly, and that the agreement serves the public good.

6.	Does GMP offer an incentive/bonus program for employees?

Yes, it does.  GMP offers various incentive levels dependent on the levels of responsibility of various employees.  However, it is important to note again that there is no presumption that either company’s programs, work processes or benefits will be the default for the merged company.  All those issues will be examined during the transition process.  It is also important to note once again that the merger agreement provides that, for a period of two years from the date of closing, the merged company will provide compensation and benefit plans for employees with aggregate values not less than those at the time of closing (excluding the value of equity-based compensation). Subsequent changes for unionized employees that are not required by law, if any, could occur only through negotiation between the new merged company and IBEW Local 300.  However, for all employees, any pension changes, by law, can only affect future pension benefits accruals. This means that an employee’s accrued pension benefit after a change cannot be less than the value of the pension benefit immediately before the change became effective.  In addition, protected optional and subsidized pension benefits earned to date by an employee cannot be decreased, including lump sum capability and the value of the “rule of 85” (as it applies to CVPS employees).

7.	How long is the agreement of no layoffs or long distance relocation guaranteed for?

The merger agreement between CVPS and GMP has committed to delivering $144 million in cost savings to customers of the combined company within 10 years.  The merger agreement goes on to commit that employee layoffs will not be part of achieving those savings, only retirements and natural attrition.  So, the intent of the agreement is that over the next ten years as the two companies converge and cost savings are identified and delivered, there will be no layoffs associated in achieving those savings.

8.	Do we still plan on meter reader layoffs due to CVPS SmartPower®?

As you know, we have been working with employees for several years to reduce impacts to the workforce resulting from the CVPS SmartPower® implementation.  Many meter readers have taken new positions, and as new hires have been made, they have been on a temporary basis. Temporary employees, by their nature, are typically hired for a defined period of time.  When that time ends, the employment is complete and not considered a layoff.  Based on the current timeline for CVPS SmartPower®, expected retirements and transfers to other positions, we remain hopeful that the CVPS SmartPower® transition can be affected with as few layoffs as possible.

9.	If meter-reading layoffs are required due to CVPS SmartPower® implementation, will we lay off meter readers based on the seniority of both CVPS and GMP meter readers?

Again, there will be no layoffs related to the merger, and we hope to minimize layoffs based on the previously announced downsizing related to CVPS SmartPower®.  GMP previously reduced their meter-reading staff when they went to bi-monthly reading and a radio-based drive-by system.  They also expect some further reductions after they implement their smart grid plan, known as GMPConnects, and hope to take advantage of retirements and transfers where possible as well. The integration work will determine how seniority is handled between the two companies and whether that would impact meter reading layoffs.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS has filed a preliminary proxy statement and will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011 and which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this communication that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Some of the factors that could cause actual results to differ materially from those expressed in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Gaz Metro; the outcome of any legal proceedings that may be instituted against CVPS and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.

These and other risk factors are detailed in CVPS' Securities and Exchange Commission filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this communication. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this communication.